Delek US and Delek Logistics Announce CFO Transition Plan

Ginzburg to Remain Until November 4, 2016 and Search for Successor in Progress

Brentwood, Tennessee - September 2, 2016 -- Delek US Holdings, Inc. (NYSE: DK) and Delek Logistics Partners, LP (NYSE: DKL) (collectively with Delek US Holdings, Inc., “Delek”) announced that Executive Vice President and Chief Financial Officer Assi Ginzburg has decided to resign his role as chief financial officer effective November 4, 2016 to pursue a new Israeli-based opportunity. Delek has commenced the process of identifying Mr. Ginzburg’s successor.

Uzi Yemin, Chairman, President and Chief Executive Officer of Delek US Holdings, Inc. and Chairman and Chief Executive Officer of the general partner of Delek Logistics Partners, LP said “On behalf of everyone at Delek, I want to thank Assi for his years of service to our companies. Assi has been a friend and partner of mine for many years, and he has been an integral part of our growth and development since joining us in 2004. He has also served in numerous management capacities and provided solid financial leadership since becoming our CFO in 2013. During this time, we completed a multi-year investment strategy in refining, we grew Delek Logistics Partners, LP and, most recently, we completed steps to unlock the value of our retail assets while positioning us for future growth. We wish him all the best in his future endeavors.”

Assi Ginzburg, Executive Vice President and Chief Financial Officer of Delek US Holdings, Inc. and the general partner of Delek Logistics Partners, LP said “I am excited about the new opportunity, but this was not an easy decision for me and my family. Over the last twelve years, we have developed friends and relationships at Delek that we will miss. I am proud of what we accomplished and would like to thank the board, management, and my friend Uzi, for the opportunity to be part of this great company and its development. I leave the Company in a strong financial position and feel confident that the Delek team has the right strategy and is well positioned to create long-term value for shareholders.”

Following his departure, Mr. Ginzburg will remain as a member of the board of directors of Delek Logistics GP, LLC, the general partner of Delek Logistics Partners, LP.

About Delek US Holdings, Inc.
Delek US Holdings, Inc. is a diversified downstream energy company with assets in petroleum refining, logistics and convenience store retailing. The refining segment consists of refineries operated in Tyler, Texas and El Dorado, Arkansas with a combined nameplate production capacity of 155,000 barrels per day. Delek US Holdings, Inc. and its affiliates also own approximately 62 percent (including the 2 percent general partner interest) of Delek Logistics Partners, LP. Delek Logistics Partners, LP (NYSE: DKL) is a growth-oriented master limited partnership focused on owning and operating midstream energy infrastructure assets. The retail segment markets motor fuel and convenience merchandise through a network of approximately 348 company-operated convenience store locations operated under the MAPCO Express®, MAPCO Mart®, East Coast®, Fast Food and Fuel™, Favorite Markets®, Delta Express® and Discount Food Mart™ brand names. Delek US Holdings, Inc. also owns approximately 48 percent of the outstanding common stock of Alon USA Energy, Inc. (NYSE: ALJ).

About Delek Logistics Partners, LP
Delek Logistics Partners, LP, headquartered in Brentwood, Tennessee, was formed by Delek US Holdings, Inc. (NYSE: DK) to own, operate, acquire and construct crude oil and refined products logistics and marketing assets.

Safe Harbor Provisions Regarding Forward-Looking Statements
This press release contains forward-looking statements that are based upon current expectations and involve a number of risks and uncertainties. Statements concerning current estimates, expectations and projections about future results, performance, prospects and opportunities and other statements, concerns, or matters that are not historical facts are “forward-looking statements,” as that term is defined under the federal securities laws.

Investors are cautioned that the following important factors, among others, may affect these forward-looking statements. These factors include but are not limited to: risks and uncertainties with respect to the quantities and costs of crude oil we are able to obtain and the price of the refined petroleum products we ultimately sell; gains and losses from derivative instruments; changes in the scope, costs, and/or timing of capital and maintenance projects; management’s ability to execute its strategy of growth through acquisitions and the transactional risks associated with acquisitions; acquired assets may suffer a diminishment in fair value as a result of which we may need to record a write-down or impairment in carrying value of the asset on the balance sheet and a resultant loss recognized in the statement of operations; the effect on our financial results by the financial results of Alon USA Energy, Inc., in which we hold a significant equity investment; operating hazards inherent in transporting, storing and processing crude oil and intermediate and finished petroleum products; our competitive position and the effects of competition; the projected growth of the industries in which we operate; general economic and business conditions, particularly levels of spending relating to travel and tourism or conditions affecting the southeastern United States; and other risks contained in our filings with the United States Securities and Exchange Commission.

Forward-looking statements should not be read as a guarantee of future performance or results and will not be accurate indications of the times at or by which such performance or results will be achieved. Forward-looking information is based on information available at the time and/or management’s good faith belief with respect to future events, and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. Delek US undertakes no obligation to update or revise any such forward-looking statements.

Contact:
U.S. Investor / Media Relations Contact:
Keith Johnson
Delek US Holdings, Inc.
Vice President of Investor Relations
615-435-1366